EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc. Investor/Media Contact: Peg Lupton (203) 743-8234

ETHAN ALLEN ANNOUNCES SECOND QUARTER SALES AND EARNINGS

DANBURY, CT., January 19, 2005 — Ethan Allen Interiors Inc. (NYSE:ETH) today reported sales and earnings for the three and six months ended December 31, 2004.

Net delivered sales for the quarter ended December 31, 2004 increased 1.7% to $245.3 million from $241.2 million in the prior year quarter. Net delivered sales for the Company’s Retail division increased 4.2% to $155.8 million, while Wholesale sales decreased 1.4% to $161.3 million during that same period. Comparable Ethan Allen store delivered sales increased 1.8% over the prior year quarter. During that same period, Retail division written sales increased 8.2% while comparable store written sales increased 5.7%.

For the six months ended December 31, 2004, net sales increased 2.5% to $475.6 million from $463.9 million in the prior year. Net delivered sales for the Company’s Retail division increased 5.4% to $297.5 million, while Wholesale sales were relatively unchanged at $322.7 million. Year-to-date, comparable Ethan Allen store delivered sales increased 3.3% over the prior year period. During that same period, Retail division written sales increased 3.8% while comparable store written sales increased 1.8%.

Earnings per share amounted to $0.64 for the current quarter, unchanged from the prior year comparable period. Current quarter operating income totaled $36.8 million, or 15.0% of net sales, and net income amounted to $23.3 million. This compares to $39.1 million and $24.4 million, respectively, in the prior year quarter.

Farooq Kathwari, Chairman and CEO, commented: “During the quarter, we launched a program to increase the distribution of the Ethan Allen direct mail magazine. We distributed over 11 million magazines during the quarter, representing an increase of 33% over historical levels for the period, and resulting in additional costs of $1.1 million, or $0.02 per share. This decision had a positive impact on our business as reflected in the 5.7% increase in Retail division comparable store written sales.”

Earnings per share for the current six month period totaled $1.15, representing an increase of 1.8% from prior year comparable period earnings per share of $1.13. Year to date operating income totaled $68.0 million, or 14.3% of net sales, and net income amounted to $42.2 million. This compares to $67.7 million and $43.3 million, respectively, in the prior year period.

During the six months ended December 31, 2004, Ethan Allen spent $38.4 million to repurchase 1.1 million shares of its stock in the open market. As of the end of the current quarter, the Company has a remaining authorization to repurchase an additional 2 million shares. In May 2004, the Company paid a $3.00 per share special dividend, and during the first quarter of the current fiscal year the Board increased the regular quarterly dividend by 50%, from $0.10 per share to $0.15 per share.

Mr.  Kathwari commented: “We are gratified that our strong merchandising and marketing programs have enabled us to increase sales, maintain high levels of profitability, and continue to increase shareholder value through share repurchases and cash dividends.”

Mr.  Kathwari further stated: “Our growth strategy continues to be focused on providing solutions to make the decorating process easier for our customers. In the coming months, we will continue to increase the distribution of our “Furnishing Solutions by Ethan Allen” direct mail magazine which will feature the exciting introduction of new collections that update the casual side of our business and compliment the updates we’ve introduced during the past two years on the formal side of our business. By this spring, 70% of our product offerings will have been newly introduced within the past three years.”

“We also continue to focus on rejuvenating our store network by adding new stores and relocating existing stores to better locations. Over the past five years, we’ve opened 66 new stores. During the quarter, we opened a new store in Palm Desert, California, and within the past few weeks we’ve relocated two stores in the Chicago area. Our objective is to develop stylish, quality products at great values, create stores that inspire our associates and our customers, and maintain a well-trained and motivated team to assist in providing decorating solutions to consumers.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 313 retail stores in the United States and abroad, of which 124 are Company-owned. Ethan Allen has 12 manufacturing facilities, which include 2 sawmills, located throughout the United States.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Wednesday, January 19th. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission. Management’s discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements.

#######

EXHIBIT 99.1

Ethan Allen Interiors
Selected Financial Information
(In millions)

Selected Consolidated Financial Data:

	Three Months Ended		Six Months Ended
	12/31/04	12/31/03	12/31/04	12/31/03
Net Sales	$245.3	$241.2	$475.6	$463.9
Gross Margin	48.7%	48.2%	48.3%	48.4%
Operating Margin	15.0%	16.2%	14.3%	14.6%
Net Income	$23.3	$24.4	$42.2	$43.3
Operating Cash Flow	$29.4	$26.5	$66.8	$76.5
Capital Expenditures	$7.9	$5.2	$15.4	$9.2
Treasury Stock Repurchases (Settlement date basis)	$20.5	$-	$39.1	$-
EBITDA	$43.1	$45.1	$79.5	$81.1
EBITDA as % of Net Sales	17.6%	18.7%	16.7%	17.5%

Selected Financial Data by Business Segment:

	Three Months Ended		Six Months Ended
Retail	12/31/04	12/31/03	12/31/04	12/31/03
Net Sales	$155.8	$149.6	$297.5	$282.3
Operating Margin	4.0%	4.0%	3.1%	2.2%

	Three Months Ended		Six Months Ended
Wholesale	12/31/04	12/31/03	12/31/04	12/31/03
Net Sales	$161.3	$163.7	$322.7	$322.6
Operating Margin	16.6%	18.5%	17.1%	17.7%

EXHIBIT 99.1

Ethan Allen Interiors
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
Net sales	$245,252	$241,150	$475,598	$463,915
Cost of sales	125,796	124,871	245,749	239,193

Gross profit	119,456	116,279	229,849	224,722
Operating expenses:
Selling	46,676	41,221	89,889	85,830
General and administrative	36,041	35,946	72,153	71,468
Restructuring and impairment charges	(52)	-	(219)	(264)

Total operating expenses	82,665	77,167	161,823	157,034

Operating income	36,791	39,112	68,026	67,688
Interest and other miscellaneous income	1,301	737	1,246	2,948
Interest and other related financing costs	138	167	287	308

Income before income tax expense	37,954	39,682	68,985	70,328
Income tax expense	14,688	15,284	26,790	26,991

Net income	$23,266	$24,398	$42,195	$43,337

Basic earnings per share:
Net income per share	$0.65	$0.65	$1.18	$1.16

Basic weighted average shares outstanding	35,601	37,269	35,906	37,248
Diluted earnings per share:
Net income per share	$0.64	$0.64	$1.15	$1.13

Diluted weighted average shares outstanding	36,564	38,420	36,831	38,333
Reconciliation of GAAP to Non-GAAP Information:
Net income	$23,266	$24,398	$42,195	$43,337
Add: interest expense	115	132	237	238
Add: income tax expense	14,688	15,284	26,790	26,991
Add: depreciation and amortization	5,076	5,240	10,326	10,505

EBITDA	$43,145	$45,054	$79,548	$81,071

Net Sales	$245,252	$241,150	$475,598	$463,915

EBITDA as % of Net Sales	17.6%	18.7%	16.7%	17.5%

EXHIBIT 99.1

Ethan Allen Interiors
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2004	2004

Assets
Current Assets:
Cash and cash equivalents	$33,045	$27,528
Accounts receivable, net	21,172	26,967
Inventories	171,117	186,895
Prepaid expenses and other current assets	58,804	54,192

Total current assets	284,138	295,582
Property, plant, and equipment, net	274,542	277,021
Intangible assets	80,980	80,038
Other assets	3,163	1,790

Total Assets	$642,823	$654,431

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt and capital lease obligations	$80	$4,712
Customer deposits	51,658	56,026
Accounts payable	19,957	22,222
Accrued expenses and other current liabilities	57,916	53,729

Total current liabilities	129,611	136,689
Long-term debt	4,471	4,509
Other long-term liabilities	1,037	1,205
Deferred income taxes	51,782	51,248

Total liabilities	186,901	193,651
Shareholders’ equity	455,922	460,780

Total Liabilities and Shareholders’ Equity	$642,823	$654,431